Exhibit 99.1

Press Release
Contacts: Investor Relations Jeff Norris Danielle Dietz 703.720.2455 703.720.2455	Media Relations Julie Rakes 804.284.5800

FOR IMMEDIATE RELEASE: July 2, 2013

Capital One Announces Share Repurchase Plan

McLean, Va. (July 2, 2013) – Capital One Financial Corporation (NYSE: COF) today announced that its Board of Directors has authorized the repurchase of up to $1 billion of shares of Capital One common stock, subject to the closing of the previously announced sale by Capital One of its portfolio of Best Buy private label and co-branded credit card accounts. The Federal Reserve has informed Capital One that, contingent on the closing of the Best Buy Portfolio sale, Capital One may repurchase the shares through March 31, 2014. Capital One expects the sale of the Best Buy portfolio to be completed in the third quarter of 2013.

The timing and exact amount of any Capital One common stock repurchases will depend on various factors, including the closing of Capital One’s sale of the Best Buy portfolio, market conditions, Capital One’s capital position, and internal capital generation. Capital One’s share repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $212.4 billion in deposits and $300.2 billion in total assets as of March 31, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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